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             IWL Communications, Inc. Shareholders Approve Merger

     HOUSTON, Aug. 24 /PRNewswire/ -- IWL Communications, Incorporated (Nasdaq: IWLC) announced today that holders of its common stock approved the Agreement and Plan of Merger and Plan of Exchange dated February 16, 1998, as amended ("Merger Agreement") with CapRock Telecommunications Corp. and CapRock Fiber Network, Ltd., ("Partnership") among others. Holders of the common stock of CapRock Telecommunications Corp. also voted today to approve the Merger Agreement. Contribution agreements representing 100% of the Partnership interests have been delivered to CapRock Communications Corp. by the partners, subject to their withdrawal rights.

     The closing of the transaction is scheduled to occur at 4:15 Eastern Time August 26, 1998, subject to meeting the conditions of closing.

     IWL provides advanced telecommunications solutions to the oil and gas industry in the Gulf of Mexico and the North Sea as well as to customers in remote, difficult to access areas around the world such as Siberia, Africa and the Amazon. IWL delivers comprehensive telecommunication services by utilizing a broad range of technologies, including fiber optics, satellites, microwave and two-way radio.

     SOURCE IWL Communications, Incorporated
                                                                       08/25/98
     /CONTACT: Karen L. Beuchaw of IWL Communications, Incorporated, 281-482-0289, or kbeuchaw@iwl.net/
     /Company New On-Call: http://www.prnewswire.com or fax. 800-758-5804. ext. 122396/
    /Web site: http://www.iwlc.com/
    (IWLC)

CO: IWL Communications, Incorporated; CapRock Telecommunications Corp.;
    CapRock Fiber Network, Ltd.